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                                  EXHIBIT 11.1

                            LAM RESEARCH CORPORATION
             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (Unaudited)


                                              Three Months Ended
                                      (In thousands except per share data)
                                 -----------------------------------------------
                                      September 30,             September 30,
                                          1997                      1996
                                 ----------------------      -------------------
                                                Fully                     Fully
                                 Primary       Diluted       Primary     Diluted
                                 --------      --------      -------     -------
Net income (loss)                $(12,172)     $(12,172)     $11,748     $11,748
                                 --------      --------      -------     -------
                                 $(12,172)     $(12,172)     $11,748     $11,748
                                 ========      ========      =======     =======

Average shares outstanding         37,600        37,600       36,525      36,525

Net effect of dilutive
  stock options                                                  856         856
                                 --------      --------      -------     -------
                                   37,600        37,600       37,381      37,381
                                 --------      --------      -------     -------
Net income (loss) per share      $  (0.32)     $  (0.32)     $  0.31     $  0.31
                                 ========      ========      =======     =======

Amounts presented above applicable to prior periods have been restated to reflect the Company's merger with OnTrak accounted for as a pooling of interests.